Exhibit 10.4
CorePoint Lodging Inc.

April 15, 2020
Dear Keith,
In light of extraordinary circumstances surrounding the COVID-19 crisis and its impact on our business, you are voluntarily agreeing to (i) a reduction of your annualized base salary in respect of the period from April 16, 2020 through December 31, 2020 (the “Applicable Period”) such that your annualized base salary during the Applicable Period equals $422,702.45 ($24,864.85 per pay period), less applicable withholding and (ii) receive restricted shares of CorePoint Lodging Inc. (the “Company”) common stock (the “Restricted Shares”) granted to you pursuant to the Company’s 2018 Omnibus Incentive Plan (as amended and/or restated from time to time, the “Omnibus Plan”), pursuant to the grant notice and award agreement attached hereto as Exhibit A having a value on the date of grant equal to $140,900.76.
By signing below, you hereby agree and consent (i) to the reduction of your annualized base salary solely for the Applicable Period (and, for the avoidance of doubt, at the end of the Applicable Period, your annualized base salary will automatically increase to its original amount) and receipt of Restricted Shares, in each case, as described above and (ii) that such reduction of your annualized base salary during the Applicable Period does not constitute “good reason” or a “constructive termination” (or term of similar meaning) under any agreement to which you are a party or any plan in which you participate including, without limitation, any equity awards granted under the Omnibus Plan or the CorePoint Lodging Inc. Executive Severance Plan.
Notwithstanding the foregoing, unless prohibited by applicable law or regulation, for purposes of all of the Company’s compensation and benefit plans, including, without limitation, calculation of your annual bonus for fiscal year 2020 under the Company’s Section 16 Officer Short Term Incentive Plan and any severance to which you become entitled, any payments or benefits thereunder will be calculated using your annualized base salary prior to the reduction hereunder.
Thank you for your continued leadership and efforts during these difficult and uncertain times.
            Sincerely,
            CorePoint Lodging Inc.
            /s/ Mark M. Chloupek
            By: Mark M. Chloupek
            Title: Executive Vice President, Secretary & General
Counsel

Acknowledged and agreed:

/s/ Keith A. Cline
Name: Keith A. Cline
Date: April 22, 2020